Exhibit 10.17

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement') is entered into as of April 1st, 2001, between OXiGENE Inc., a Delaware corporation ("OXiGENE," or the "Company"), and Dr. David Chaplin (the "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Executive will be employed by OXiGENE in the capacity of Chief Operating Officer.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, OXiGENE and Executive hereby agree as follows:

1. Employment

     1.1 Executive shall serve in the capacity of Chief Operating Officer, and shall have the duties, responsibilities and authority assigned to Executive by the Board of Directors of OXiGENE ("Board") consistent with such position.
Executive shall report directly to OXiGENE's President and Chief Executive Officer.

     1.2 Executive, so long as he is employed hereunder, (i) shall devote his full professional time and attention to the services required of him as an employee of OXiGENE, except as otherwise agreed and except as permitted in accordance with paid vacation time subject to OXiGENE's existing vacation policy, and subject to OXiGENE's existing policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability, (ii) shall use his best efforts to promote the interests of OXiGENE, and (iii) shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices.

     1.3 Executive will be required to allocate all of his professional time and activities to OXiGENE. As a result, you will not be allowed to exercise any paid or unpaid professional activities, whether in a competing field or not, for others than for OXIGENE, except after having obtained prior written consent from OXiGENE, produced, however, that nothing herein shall prevent executive from rendering services in the United Kingdom on behalf of David Chaplin Consultants Ltd. In connection with the performance of that certain Independent Contractor Agreement for Consulting Services between OXiGENE and David Chaplin Consultants Ltd. of even date herewith.

     1.4 Executive shall perform his duties and responsibilities, and exercise his authority pursuant to this Agreement exclusively with the United States of America. Without limiting the foregoing sentence, Executive is specifically prohibited from performing any of his duties or responsibilities, or exercising his authority as Chief Operating Officer, within the United Kingdom. Executive's violation of the restrictions of this Paragraph 1.4 shall constitute a material breach of this Agreement.

     On the basis of the information you have provided OXIGENE with, and more specifically considering your 16.7% capital share in Angiogene Pharmaceutical Ltd., you are authorised to continue to hold this financial participation. In addition you are authorised to retain a position as non-executive director of Angiogene Pharmaceutical Ltd. Any raise in your capital share of Angiogene Ltd. or participation in the scientific or strategic management however, shall be subject to OXiGENE's prior written consent.

2. Term

     The term of Executive's employment under this Agreement shall commence as of April 1, 2001, and shall continue until terminated by either party in accordance with Section 6 hereof (the "Employment Term").

3. Base Salary

     3.1 During the Employment Term, Executive shall receive an annual base salary in an annual amount of $160,000 (including bonus the "Base Salary"), payable in twelve (12) equal installments in accordance with OXiGENE's payroll schedule from time to time in effect. Executive's salary shall be reviewed annually by the Board.

4. Benefits

     Executive shall be entitled to five (5) weeks vacation

5. Business Expenses

     Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by him in performing services hereunder during the Employment Term; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by OXiGENE.

6. Termination

     6.1 OXiGENE may, upon giving Executive sixty (180) days' written notice, terminate Executive's employment subject to all provisions of this Agreement. Notwithstanding the foregoing, OXiGENE may terminate Executive's employment for Cause (as defined in Section 6.5 hereof) without prior notice. Executive may, upon giving OXiGENE thirty (30) days' notice, terminate Executive's employment hereunder. If Executive terminates his employment following a material breach of the Agreement by OXiGENE, which breach remains uncured ten (10) days after written notice thereof is received by OXiGENE (a "Termination with Good Reason"), Executive shall be treated as if his employment was terminated by OXiGENE without Cause.

     6.2 If Executive's employment is terminated by OXiGENE other than for Cause (as defined below) or in the event of a Termination with Good Reason, then OXiGENE shall provide the following to Executive:

     (a) as soon as practicable after the effective date of Executive's termination of employment ("Termination Date") a lump sum cash payment equal to the portion of Executive's then current Base Salary accrued to the Termination Date but unpaid as of the Termination Date (the "Unpaid Salary"); plus

     (b) the greater of six (6) months of salary or two (2) months of salary for each year of the Executive's employment at OXiGENE; plus

     (c) All stock options, stock appreciation rights, restricted stock, and other incentive compensation granted to the Executive by OXiGENE shall, to the extent vested, remain exercisable in accordance with the terms of the Stock Plan (or prior applicable plan) and the agreement entered pursuant thereto and the Executive may exercise all such vested options and rights, and shall receive payments and distributions accordingly.

     6.3 Except as otherwise set forth in this Section 6, all obligations of OXiGENE under this Agreement shall cease if, during the Employment Term, OXiGENE terminates Executive for Cause or the Executive resigns his employment other than in a Termination with Good Reason. Upon such termination, Executive shall be entitled to receive in a lump sum cash payment as soon as practicable after the Termination Date an amount equal to the Unpaid Salary.

     a. 6.3(a) If, following any Change in Control (as such term is defined in the Stock Plan) and prior to expiration of one (1) year from the date of such Change in Control, (1) Executive's employment is terminated by OXiGENE (other than for Cause) or in the event of a Termination with Good Reason, then

     1) OXiGENE shall provide the following to the Executive:

     (i) the Unpaid Salary, as soon as practicable after the Termination Date; plus an amount equal to twelve (12) months of Executive's then current Base Salary.6.4 The foregoing payments upon Executive's termination shall constitute the exclusive payments due Executive upon termination from his employment with OXiGENE under this Agreement or otherwise, provided, however, that except as stated above, such payments shall have no effect on any benefits which may be payable to Executive under any plan of OXiGENE which provides benefits after termination of employment.

     6.5 For the purposes of this Agreement, the term "Cause" shall mean any of the following:

     (a) the (i) continued failure by Executive to perform substantially his duties on behalf of OXiGENE if Executive fails to remedy that breach within ten
(10) days of OXiGENE's written notice to Executive of such breach; or (ii) material breach of any other provision of this Agreement by the Executive, if the Executive fails to remedy that breach within ten (10) days of OXiGENE's written notice to Executive of such breach; or

     (b) any act of fraud, material misrepresentation or material omission, misappropriation, dishonesty, embezzlement or similar conduct against OXiGENE or any affiliate, or conviction of Executive for a felony or any crime involving moral turpitude.

     6.6 Upon termination of Executive's employment for any reason, Executive shall resign from the Board of OXiGENE, and the board of directors of any of its affiliates of which he is then a director; such resignations shall be effective not later than the effective date of termination of his employment unless otherwise mutually agreed by Executive and the Board.

7. No Solicitation; Confidentiality; Work for Hire

     7.1 For a period of one year after the Termination Date, neither the Executive nor any Executive-Controlled Person (as defined below) will, without the prior written consent of the Board, directly or indirectly solicit for employment, or make an unsolicited recommendation to any other person that it employ or solicit for employment any person who is or was, at any time during the nine (9) month period prior to the Termination Date, an officer, executive or key employee of OXiGENE or of any affiliate of OXiGENE. As used in this Agreement, the term "Executive-Controlled Person" shall mean any company, partnership, firm or other entity as to which Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, this provision shall not apply to the solicitation of individuals who have, for at least one (1) year prior to the Termination Date, not been employed by OXiGENE,

     7.2(a) Executive acknowledges that, through his status as Chief Operating Officer of OXiGENE, he has, and will have, possession of important, confidential information and knowledge as to the business of OXiGENE and its affiliates, including, but not limited to, information related to drugs and compounds developed or under development by the Company, financial results and projections, future plans, the provisions of other important contracts entered into by OXiGENE and its affiliates, possible acquisitions and similar information. Executive agrees that all such knowledge and information constitutes a vital part of the business of OXiGENE and its affiliates and is by its nature trade secrets and confidential information proprietary to OXIGENE and its affiliates (collectively, "Confidential Information"). Executive agrees that he shall not, at any time, whether while employed by OXiGENE or following termination of Executive's employment with OXiGENE for any reason, whether by
OXiGENE or by Executive, divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership or corporation, any knowledge or information with respect to Confidential Information directly or indirectly useful in any aspect of the business of OXIGENE or any of its affiliates. As used in the preceding sentence, "Confidential Information" shall not include any knowledge or information that: (i) is or becomes available to others, other than as a result of breach by Executive of this Section 7.2; (ii) was available to Executive on a nonconfidential basis prior to its disclosure to Executive through his status as an officer or employee of OXiGENE or any affiliate; (iii) becomes available to Executive on a nonconfidential basis from a third party (other than OXIGENE, any affiliate or any of its or their representatives) who is not bound by any confidentiality obligation to OXiGENE or any affiliate; (iv) was known by the Executive prior to his employment by OXiGENE as evidenced by Executive's pre-existing written records; (v) was not maintained as confidential information by OXiGENE; (vi) is otherwise information known or available within OX1GENE's industry; or (vii) is information that is not otherwise entitled to protection under applicable law.

     (b) All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Executive or made available to him relating to OXiGENE are and shall be and remain OXiGENE's property and shall be delivered to OXiGENE promptly upon the termination of Executive's employment with OXiGENE or at any other time on request and such information shall be held confidential by Executive after the termination of his employment with OXiGENE for any reason, whether by OXiGENE or by Executive.

     7.3 The Executive grants the Company and each affiliate of the Company, as appropriate, all rights in and to the contribution made by the Executive to any projects or matters on which the Executive worked during the Employment Term. The Executive acknowledges that each such matter and the contribution made by the Executive thereto shall constitute a work made for hire within the meaning of the United States copyright law and other applicable laws, The Company reserves all rights with respect to information relating to the Company's products, including, but not limited to, the right to apply for patents.

     7.4 The provisions contained in this Section 7 as to the time periods, scope of activities, persons or entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this Section 7 is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

     7.5 Executive agrees that the provisions of this Section 7 are reasonable and necessary for the protection of OXiGENE and that they may not be adequately enforced by an action for damages and that, in the event of a breach thereof by Executive or any Executive-Controlled Person, OXiGENE shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of such violation or otherwise to enforce specifically such provisions against such violation, without the necessity of the posting of any bond by OXiGENE. Executive further covenants and agrees that if he shall violate any of his covenants under this Section 7, OXiGENE shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that Executive directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation. Such a remedy shall, however, be cumulative and not exclusive and shall be in addition to any injunctive relief or other legal or equitable remedy to which OXiGENE is or may be entitled.

8. Taxes

     Any amounts payable to the Executive hereunder shall be paid to the Executive subject to all applicable taxes required to be withheld by OXiGENE pursuant to federal, state or local law. The Executive shall be solely responsible for all taxes imposed on the Executive by reason of his receipt of any amounts of compensation or benefits payable hereunder.

     8A. Indemnification

     OXiGENE shall indemnify the Executive for all claims, losses, expenses, costs, obligations, and liabilities of every nature whatsoever incurred by the Executive as a result of the Executive's acts or omissions as an employee of OXiGENE, but excluding from such indemnification any claims, losses, expenses, costs, obligations, or liabilities incurred by the Executive as a result of the Executive's bad faith, willful misconduct or gross negligence.

     8B. Attorney's Fees and Expenses

     OXiGENE and the Executive agree that in the event of litigation arising out of or relating to this Agreement, the prevailing party shall be entitled to reimbursement from the other party of the prevailing party's reasonable attorney fees and expenses.

9. Amendments

     This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

10. Assignment

     [Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party; provided, however, that any payments and benefits owed to Executive under this Agreement shall inure to the benefit of his heirs and personal representatives

11. Waiver

     Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

12. Severability

     In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

13. Notices

     All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:

                           If to Executive, to him as follows:

                           Dr. David Chaplin
                           14, Plowden Park
                           Aston Rowant
                           Watlington
                           Oxfordshire  OX9 5SX
                           U.K.

                           If to OXiGENE, to it as follows:

                           OXiGENE Inc.
                           321 Arsenal St.
                           Watertown, MA 02472
                           Attention:  Fred Driscoll

or to such other address or such other person as Executive or OXiGENE shall designate in writing in accordance with this Section 13, except that notices regarding changes in notices shall be effective only upon receipt.

14. Headings

     Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

15. Governing Law

     This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without reference to the principles of conflict of laws. Each of the parties hereto consents to the jurisdiction of the federal and state courts of the Commonwealth of Massachusetts in connection with any claim or controversy arising out of or connected with this Agreement, and said courts shall be the exclusive forum for the resolution of any such claim or controversy. Service of process in any such proceeding may be made upon each of the parties hereto at the address of such party as determined in accordance with Section 13 of this Agreement, subject to the applicable rules of the court in which such action is brought

16. All Other Agreements Superseded

     This Agreement contains the entire agreement between Executive and OXiGENE with respect to all matters relating to Executive's employment with OXIGENE and, as of the date hereof, will supersede and replace any other agreements, written or oral, between the parties relating to the terms or conditions of Executive's employment with OXiGENE, provided, however, that nothing in this Agreement shall amend or affect any options previously granted to Executive pursuant to the Stock Plan.

     IN WITNESS WHEREOF, OXiGENE and Executive have caused this Agreement to be executed as of the date first above written.


                           /s/ David Chaplin
                           -----------------
                               David Chaplin


                           OXiGENE Inc.

                           By:/s/ Frederick W. Driscoll
                           ----------------------------
                           Name:  Frederick W. Driscoll
                           Title: President & CFO